Exhibit 99.03

Several Upper Level Management Of SoftNet Technology Corp. Including
The CEO, President And Director Of Sales, Purchase STTC Shares In Open Market

CRANFORD, N.J., August 8, 2006 -- SoftNet Technology Corp. (OTCBB Symbol: STTC) (German WKN#: A0B7RZ) is pleased to announce that as many as 4 Upper Level Managers, Officers and Board of Director members purchased shares of SoftNet Technology Corp. in the open market Monday August 7, 2006.

CEO of SoftNet, James M. Farinella, invested $100,000 directly into SoftNet at $.067 purchasing 1,492,537 shares. The CEO invested directly into the Company to support and accelerate the organic growth of SoftNet.  Kevin Holt, President of SoftNet bought shares in the market from $.065 to as high as $.0673.

Several of the individuals who purchased shares pointed out that every regional operation of SoftNet showed growth in the second quarter and noted the expansion of business operations to new areas of the United States and internationally.  In addition, SoftNet’s Small/Medium size business offerings are gaining traction in an untouched market segment and the Company’s flexible approach to the Enterprise consulting business is bringing SoftNet a higher Customer Satisfaction rating.

Mr. Kevin Holt, President of SoftNet Technology stated, “We have developed a culture of teamwork and empowerment at SoftNet in which all our people participate in the business building process and are rewarded for their initiatives. With this kind of method and spirit, there is no limit as to how far we can grow together.”

Mr. James M. Farinella, CEO of SoftNet Technology stated, “I am so very excited to see the new management team expressing their confidence in the future of this Company by purchasing shares of STTC in the open market.”

Please visit our website at www.softnettechnology.com for more information or for Investor Relations, please contact the company directly at 866-898-4842 (local 908-204-9911) James M. Farinella, CEO.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by SoftNet Technology Corp (STTC) may differ materially from these statements due to a number of factors. STTC assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

SoftNet Technology Corp.
James M. Farinella, 866-898-4842 or 908-204-9911
www.softnettechnology.com